Exhibit 99.1

Cano Petroleum Announces Merger Developments

FORT WORTH, Texas—(BUSINESS WIRE)—Today Cano Petroleum, Inc. (NYSE Amex: CFW) (“Cano”) announced that it has been informed by Resaca Exploitation, Inc. (AIM: RSX and RSOX) (“Resaca”) that Resaca has postponed its public offering of common stock, due to market conditions.  Resaca intended to use the proceeds of the offering to complete a refinancing of the indebtedness of Resaca and Cano, which is one of the remaining conditions precedent to the consummation of the proposed merger between the two companies.  As a result of the postponement of the offering, the companies will not be able to consummate their merger within the time frame previously contemplated.

The board of directors of Cano is currently continuing discussions with Resaca regarding alternative financing structures that would permit the consummation of the merger of the two companies, and is also evaluating other options.

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE Amex under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Forward-Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Cano intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Cano’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano to obtain additional capital, and other risks and uncertainties described in Cano’s filings with the Securities and Exchange Commission. The historical results achieved by Cano are not necessarily indicative of its future prospects. Cano undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Cano Petroleum, Inc.

Ben Daitch, 817-698-0900

Chief Financial Officer

info@canopetro.com